EXHIBIT 23.1

The reverse stock split described in Note 14 to the audited financial statements has not been consummated at February 11, 2016. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ Friedman LLP

February 11, 2016

East Hanover, New Jersey

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 31, 2015, except for the effect of the reverse stock split described in Note 14, as to which the date is _______, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements of CÜR Media, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Friedman LLP

East Hanover, New Jersey